EXHIBIT 5.1

                                 April 25, 2001

Torque Engineering Corporation
2932 Thorne Drive
Elkhart, Indiana 46514

         Re: 1999 Stock Option Plan (the "Plan") and Michael Bennett Employment Agreement (the "Agreement")

Gentlemen:

         We have acted as counsel to Torque Engineering Corporation, a Delaware corporation ("Torque"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 500,000 shares of Torque common stock (the "Plan Shares") issuable from time to time upon the exercise of options ("Options") granted under the Plan and 35,543 shares of Torque common stock (the "Bennett Shares") issuable pursuant to the terms of the Agreement.

         In that connection, we have examined executed originals or copies, certified or otherwise identified to our satisfaction, of the Plan, the Agreement and such other documents, corporate records and instruments as we have deemed necessary for the purposes of the opinion expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

         Based upon the foregoing, we are of the opinion that the Plan Shares, when issued upon exercise of the Options granted under the Plan and upon payment of the option exercise price in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable. We also are of the opinion that the Bennett Shares, when issued upon the terms stated in the Agreement and upon rendering of the services stated therein, will be legally issued, fully paid and nonassessable.

         This opinion is limited to the matters expressly stated herein. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States and the laws of the State of Delaware. We do not undertake to advise you of any changes in the opinion expressed herein resulting from changes in law, changes in facts or any other matters that might occur or be brought to our attention after the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                      Very truly yours,

                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP